Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SUSSER HOLDINGS, L.L.C.,

STRIPES HOLDINGS LLC

and

STRIPES ACQUISITION LLC

Date: November 4, 2005

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedules

Schedule 1.1(a)	Knowledge of Company
Schedule 1.1(b)	Permitted Exceptions
Schedule 1.1(c)	Specified Transaction Expenses
Schedule 5.3(a)	No Conflicts
Schedule 5.3(b)	No Consents
Schedule 5.4(a)	Capitalization
Schedule 5.4(b)	No Warrants, Options, etc.
Schedule 5.5(a)	Subsidiaries
Schedule 5.5(b)	Liens on Equity Interests of Subsidiaries
Schedule 5.6	Financial Statements Exceptions to GAAP
Schedule 5.7	Absence of Certain Changes
Schedule 5.8(a)	Taxes
Schedule 5.8(b)	Taxes - Subsidiaries
Schedule 5.8(e)	Tax Returns
Schedule 5.9	Real Property
Schedule 5.10	Tangible Personal Property
Schedule 5.11(a)	Intellectual Property
Schedule 5.11(b)	Registrations and Applications
Schedule 5.12(a)	Material Contracts
Schedule 5.12(b)	Notices of Default
Schedule 5.13(a)	Company Benefit Plans
Schedule 5.13(g)	Acceleration of Benefits
Schedule 5.14(b)	Labor
Schedule 5.15	Litigation
Schedule 5.16	Compliance with Laws
Schedule 5.17	Environmental Matters
Schedule 5.18	Financial Advisors
Schedule 5.20	Insurance
Schedule 6.3(a)	No Conflicts; Consents
Schedule 7.2	Conduct of Business Pending the Closing
Schedule 7.7	Indemnification Agreements
Schedule 8.1(f)	Consents (Closing Condition)

Exhibits

Exhibit A	Description of Sale/Leaseback Transaction

Exhibit B	Form of Amended and Restated Limited Liability Company Agreement of Parent

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2005 (this “Agreement”), by and among Stripes Holdings LLC, a limited liability company existing under the laws of Delaware (“Parent”), Stripes Acquisition LLC, a limited liability company existing under the laws of Delaware and wholly-owned subsidiary of Parent (“Merger Sub”), and Susser Holdings, L.L.C., a limited liability company existing under the laws of Delaware (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire 100% (in the aggregate) of the issued and outstanding Units of the Company pursuant to (i) a separate equity interest exchange between Sam L. Susser (and, possibly, certain other equity holders of the Company, as described below) (collectively, the “Rollover Holders”) and Parent, pursuant to which such individuals will rollover a portion of their equity interests in the Company and (ii) a reverse subsidiary merger transaction, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sam L. Susser is entering into a separate Exchange Agreement with Parent pursuant to which he is agreeing to rollover at least $30,000,000 of his equity interests in the Company (the “Susser Rollover Agreement” and, together with any other similar agreements that, as contemplated by the Susser Rollover Agreement, may be entered into between other Company equity holders and Parent, the “Rollover Agreements”);

WHEREAS, the Board of Managers of Merger Sub has approved and declared advisable, and the requisite number of Unitholders of the Company and the Board of Managers of Parent have approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Common Units of the Company, including any Common Units issued prior to the Effective Time to those individuals and in those amounts set forth on Schedule 5.4(b).

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other national, federal, regional, state or local statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Continuing Employees” means any individuals who are employed by the Company or any Subsidiary immediately prior to the Effective Time.

“Contract” means any contract, indenture, note, bond, lease, commitment or other legally binding agreement.

“Debt Commitment Letter” means that certain commitment letter, dated as of the date hereof, by and among Bank of America, N.A., Banc of America Securities LLC, Merrill Lynch Capital Corporation, Stripes Acquisition LLC and Wellspring Capital Management LLC regarding the arrangement, underwriting and syndicating of the Credit Facility and the High Yield Debt and any related agreements.

“Environmental Law” means any applicable Law, Order or agreement with any Governmental Body currently in effect relating to the protection of the environment or natural resources, or human health and safety as it relates to environmental protection.

“Financing Transactions” means, collectively, the following transactions: (i) an revolving credit facility in the amount of $50,000,000 (the “Credit Facility”) and the high yield debt transaction in the amount of $190,000,000 (the “High Yield Debt Financing”), each on terms described in the Debt Commitment Letters, and (ii) a sale/leaseback transaction substantially as described on Exhibit A hereto, providing for gross proceeds of $150,000,000 (the “Sale/Leaseback Transaction”).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether national, federal, regional, state or local or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that currently is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and accrued interest or premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit, capitalized leases or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all interest rate and currency swaps, caps, collars and similar Contracts or hedging devices under which payments are obligated to be made by such Person, whether periodically, upon the happening of a contingency or otherwise; and (iv) all indebtedness referred to in the immediately preceding clauses, (i) through (iii) that is guarantied or secured by the assets of such Person, directly or indirectly.

“Intellectual Property” means all: (i) patents and patent applications, registrations and disclosures and all related continuations, divisionals, continuations-in-part, reissues, reexaminations, utility models, certificates of invention and design patents, and all improvements thereon, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (iii) copyrights and registrations and applications therefor, works of authorship and moral rights, (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer and supplier lists and information, in each case excluding any rights in respect of any of the items described in this clause (iv) that comprise or are protected by patents and (v) Software.

“Investor Holders” means BancBoston Ventures, Inc., Arena Capital Investment Fund, L.P., Capstreet II, L.P., and Capstreet Parallel II, L.P.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge after due inquiry of those Persons identified on Schedule 1.1(a).

“LLC Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company, effective as of September 26, 2001.

“Law” means any domestic or foreign national, federal, regional, state or local law (including common law), statute, code, ordinance, rule, regulation or other pronouncement having the effect of law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal or first offer, easement, servitude or transfer restriction.

“Material Adverse Effect” means any change, occurrence or development that is, would be or would reasonably be expected to be, materially adverse to (i) the business, assets, liabilities (actual or contingent), operations, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, in each case, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (A) the effect of any change in economies or securities or financial markets in general in the United States or elsewhere; (B) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (C) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries at or prior to the Effective Time; (D) the effect of any changes in applicable Laws or accounting rules; or (E) any effect resulting from the public announcement of this Agreement or the consummation of the transactions contemplated or permitted by this Agreement, other than, in the case of the immediately preceding clauses (A) and (B), any such changes which have a materially disproportionate effect on the Company and its Subsidiaries (taken as a whole) relative to the effect on other Persons operating in the same industry as the Company and its Subsidiaries.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of the day-to-day operation of the business of the Company and its Subsidiaries.

“Permits” means any approvals, consents, licenses, permits, registrations, certificates or other similar authorizations of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or filed of record and still in force and effect; (ii) statutory liens for current Taxes or assessments, or other similar governmental charges, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business not yet delinquent or the amount of validity of which is being contested in good faith by appropriate proceedings; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body that have not been materially violated; (v) Liens securing debt as disclosed on Schedule 1.1(b); (vi) title of a lessor under a capital or operating lease; (vii) Liens that represent purchase money security interests for personal property purchased in the Ordinary Course of Business; (viii) Liens against certain equipment that in the Ordinary Course of Business is placed on property of a dealer of Susser Petroleum Company, LP which secures debt of a dealer; (ix) such other Liens that would not, individually or in the aggregate, reasonably be expected materially and adversely to affect the value, marketability or continued use (consistent with the historical use thereof) of the assets subject thereto; and (x) any other matters disclosed on Schedule 1.1(b).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date, or as the context may require, all such periods. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

“Preferred Units” means the preferred units of the Company.

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Series B Preferred Units” means the Series B Preferred Units of the Company.

“Series C Preferred Units” means the Series C Preferred Units of the Company.

“Site” means any real properties currently owned, leased or operated by the Company or its Subsidiaries, including all soil, subsoil, surface waters and groundwater thereat.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and documentation therefor, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Specified Susser Holders” means Sam L. Susser, E.V. Bonner, Jr., and Engel Investments, LLC.

“Specified Transaction Expenses” means the particular expenses of the Company in connection with the transactions contemplated hereby that are specified on Schedule 1.1(c).

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, abandoned property, property, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns, claims for refund of statements required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Unitholder Representative” means Sam L. Susser.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
1998 Plan	3.2(d)
2000 Plan	3.2(d)
Aggregate Merger Consideration	3.2(e)
Agreement	Preamble
Balance Sheet	5.6
Balance Sheet Date	5.6
Certificate of Merger	3.1(c)
Closing	3.1(b)
Closing Date	3.1(b)
COBRA	7.10(b)(iii)
Commitment Letters	6.6
Company	Preamble
Company Benefit Plan	5.13(a)
Company Documents	5.2
Company Pension Plan	5.13(b)
Company Units	3.2(c)
Confidentiality Agreement	7.6
Credit Facility	1.1(a) (in definition of Financing Transactions)
DLLCA	3.1(a)
Effective Time	3.1(c)
Environmental Permits	5.17(a)
ERISA	5.13(a)
Excluded Matter	1.1 (in definition of Material Adverse Effect)
Existing Policy	7.7(d)
Financial Statements	5.6
High Yield Debt Financing	1.1(a) (in definition of Financing Transactions)
Indemnitees	7.7(a)
Krysiak Plan	3.2(d)
Material Contracts	5.12(a)
Merger	Recitals
Merger Consideration	3.2(c)
Merger Sub	Preamble
New Parent LLC Agreement	8.1(h)
Notified Party	7.13(b)
Owned Property	5.9

Term	Section
Owned Properties	5.9
Parent	Preamble
Parent Documents	6.2
Parent Held Units	3.2(h)
Parent Plans	7.10(b)(ii)
Per Unit Portion	3.2(g)
Personal Property Leases	5.10
Present Fair Salable Value	6.9
Real Property Lease	5.9
Real Property Leases	5.9
Residual Merger Consideration	3.2(f)
Right	3.2(d)
Rights Plan	3.2(d)
Rollover Agreements	Recitals
Rollover Holders	Recitals
Rollover Transaction	2.1
Sale/Leaseback Transaction	1.1(a) (in definition of Financing Transactions)
Series B Preferred Merger Consideration	3.2(a)
Series C Preferred Merger Consideration	3.2(b)
Solvency	6.9
Solvent	6.9
Surviving Entity	3.1(a)
Susser Rollover Agreement	Recitals
Tax Claim	7.13(b)
Termination Date	4.1(a)
Unitholder	3.3
Unitholder Group	10.12

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent it is readily apparent on its face that such matter or item is applicable to such other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item set forth on and underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CERTAIN TRANSACTIONS

2.1 Rollover Transaction; Sale/Leaseback Transaction. Immediately prior to the Effective Time, the Rollover Holders will contribute to Parent equity interests in the Company provided for in their respective Rollover Agreements in exchange for membership interests in Parent (the “Rollover Transaction”). The Sale/Leaseback Transaction shall occur prior to the time that Parent is a member of the Company.

ARTICLE III

THE MERGER

After the actions set forth in Article II have been effected, and subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or waiver thereof by the party entitled to waive any such condition), Parent, Merger Sub and the Company shall effect the Merger as follows:

3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act of the State of Delaware (“DLLCA”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA.

(b) Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central time) on a date (the “Closing Date”), which shall be the later of (a) the date specified by the parties, which shall be on or prior to the second Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (b) January 18, 2006 (unless the High Yield Debt Financing has priced and is scheduled to close prior to such date), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto (and the parties will cooperate in so agreeing to the extent the closing of the Financing Transactions is to occur in another location); provided, however, that in selecting the Closing Date, the parties hereto will cooperate to the extent practicable to select a date in the applicable month to minimize any necessary drawings under the revolving credit portion of the Credit Facility.

(c) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of

Merger”) executed in accordance with the relevant provisions of the DLLCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(d) At the Effective Time, the Surviving Entity shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DLLCA.

(e) Effective immediately following the Merger, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until amended in accordance with applicable Law. Effective immediately following the Merger, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until amended in accordance with applicable Law.

(f) The managers of Merger Sub at the Effective Time shall be the initial managers of the Surviving Entity and shall hold office in accordance with the limited liability company agreement of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(g) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Entity and shall hold office in accordance with the limited liability company agreement of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2 Effect on Units.

(a) Series B Preferred Units. Each Series B Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into a right to receive in cash the amount of the Liquidation Preference (as such term is defined in the Company’s Amended and Restated Certificate of Designation, Preferences and Rights of Series B Preferred Units) of such Series B Preferred Unit through the Closing Date, payable to the holder thereof in accordance with Section 3.3. The aggregate consideration to which the holders of the Series B Preferred Units become entitled pursuant to this Section 3.2(a) is collectively referred to herein as the “Series B Preferred Merger Consideration”.

(b) Series C Preferred Units. Each Series C Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into a right to receive in cash the amount of the Liquidation Preference (as such term is defined in the Company’s Certificate of Designation, Preferences and Rights of Series C

Preferred Units) of such Series C Preferred Unit through the Closing Date, payable to the holder thereof in accordance with Section 3.3. The aggregate consideration to which the holders of the Series C Preferred Units become entitled pursuant to this Section 3.2(b) is collectively referred to herein as the “Series C Preferred Merger Consideration”.

(c) Common Units. Each Common Unit (except Parent Held Units) issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive in cash (i) in the case of Common Units held by the Specified Susser Holders, the difference of (A) the Per Unit Portion of the Residual Merger Consideration, minus (B) an amount equal to the cash required to be paid to the holders of Rights under the 1998 Plan for the extinguishment of all Rights thereunder as provided in Section 3.2(d) (and, with respect to any holder of Rights under the 1998 Plan to the extent such holder participates in the Rollover Transaction with respect to such Rights, the amount of cash that would have been paid to such holder with respect to such Rights if such holder had not participated in the Rollover Transaction) including (without duplication) any withholding or employment Taxes paid with respect to such Rights (including any such Rights that are included in the Rollover Transaction), divided by the number of Common Units held by all Specified Susser Holders prior to giving effect to the Rollover Transaction, (ii) in the case of Common Units held by the Investor Holders, the difference of (A) the Per Unit Portion of the Residual Merger Consideration, minus (B) an amount equal to the cash required to be paid to the holder of Rights under the Krysiak Plan for the extinguishment of all Rights thereunder as provided in Section 3.2(d) including (without duplication) any withholding or employment Taxes paid with respect to such Rights divided by the number of Common Units held by all Investor Holders, and (iii) in the case of Common Units held by any other holder, the Per Unit Portion of the Residual Merger Consideration. The aggregate consideration to which the Series B Unitholders, Series C Unitholders and Common Unitholders (other than the Parent Held Units) become entitled pursuant to Sections 3.2(a), (b) and (c) is collectively referred to herein as the “Merger Consideration”. The Series B Preferred Units, the Series C Preferred Units and the Common Units are sometimes referred to herein collectively as the “Company Units.”

(d) Treatment of Management Incentive Plans. As of the Effective Time, each right (“Right”) granted by the Company pursuant to the SSP Services 2000 Incentive Plan (the “2000 Plan”), the SSP Services 1998 Incentive Plan (the “1998 Plan”), and that certain letter agreement dated as of July 7, 2000 between the Company and Bruce W. Krysiak (the “Krysiak Plan” and, together with the 2000 Plan and the 1998 Plan, the “Rights Plans”) that is outstanding as of immediately prior to the Effective Time, shall become fully vested (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Right then outstanding (other than any Rights included in the Rollover Transaction, it being agreed that Rights under the 1998 Plan and the 2000 Plan are the only Rights that can be included in the Rollover Transaction) shall be converted into the right to receive the amount of cash to which the holder thereof is entitled pursuant to such Rights Plan (net of any amounts such holder is required to pay to the Company or any Subsidiary pursuant to the Rights Plans), less applicable Taxes, if any, required to be withheld with respect to such payment, and such Rights Plans shall thereupon be fully extinguished.

(e) Aggregate Merger Consideration. For purposes of this Agreement, the term “Aggregate Merger Consideration” means $276,800,000.

(f) Residual Merger Consideration. For purposes of this Agreement, the term “Residual Merger Consideration” means (i) Aggregate Merger Consideration, minus (ii) the Series B Preferred Merger Consideration, minus (iii) the Series C Preferred Merger Consideration, minus (iv) the aggregate value of Merger Consideration that would have been payable with respect to the Parent Held Units absent Section 3.2(h) and assuming the Rollover Transaction had not occurred, minus (v) the Specified Transaction Expenses, minus (vi) the amount required to be paid by the Company to extinguish all outstanding Rights under the SSP Services 2000 Incentive Plan, minus (vii) the amount, if any, that would have been required to be paid to extinguish any outstanding Right under the SSP Services 2000 Incentive Plan but that was not required to be paid because any such Right was included in the Rollover Transaction, minus (viii) the amount of any withholding or employment Tax (except withholding under Section 7.13(c)) that is paid with respect to any payment made pursuant to this Section 3.2, or with respect to the Rollover Transaction, and that has not otherwise been taken into account under this Section 3.2.

(g) Per Unit Portion. For purposes of this Agreement, the term “Per Unit Portion” means a fraction, the numerator of which is one, and the denominator of which is the number of Common Units issued and outstanding immediately prior to the Effective Time (other than Common Units held by the Company as treasury units and Common Units included in the Parent Held Units).

(h) Parent Held Units. Each Common Unit or Right held immediately prior to the Effective Time by the Parent or any of its subsidiaries, including any Units or Rights acquired in connection with the Rollover Transaction (“Parent Held Units”), shall be canceled and no payment shall be made with respect thereto.

(i) Common Units of Merger Sub. Each issued and outstanding common unit of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable Common Unit of the Surviving Entity.

(j) Cancellation of Treasury Units. Each Company Unit held immediately prior to the Effective Time by the Company as treasury units shall be canceled and no payment shall be made with respect thereto.

3.3 Payment of Merger Consideration; Exchange of Certificates. The Parent shall act as paying agent in effecting the exchange of cash for certificates which, immediately prior to the Effective Time, represented Company Units entitled to payment pursuant to Section 3.2. On the Closing Date, the Parent shall pay each holder of certificates representing Company Units (each, a “Unitholder”) who has surrendered his, her or its certificates, duly endorsed in blank or accompanied by duly executed unit powers or letters of transmittal in a form reasonably acceptable to Parent (which shall contain no representations or covenants of the applicable Unitholders, other than customary representations with respect to legal authority or capacity, title to Units free and clear of all Liens and such representations as are necessary to determine if a withholding requirement is applicable), representing the number of units of each class of Company Units held by such holder, the amount of cash to which he, she or it is entitled under Section 3.2. Surrendered certificates shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the units it theretofore represented shall have been converted pursuant to Section 3.2. Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by Parent, the posting of a bond, in such reasonable amount as Parent may direct, the Parent shall issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Company Units represented by such certificate, as contemplated by this Section 3.3. The Parent or the Company may withhold from the Merger Consideration any amounts that are required to be withheld by any Tax or other law, and any amounts so withheld shall for all purposes of this Agreement be treated as paid to the recipient thereof with respect to which such withholding was performed.

3.4 No Further Ownership Rights in Company Units. All cash paid upon the surrender of certificates in accordance with the terms of Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units previously represented by such certificates. At the close of business on the day on which the Effective Time occurs, the transfer books of the Company shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Company Units that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, certificates are presented to the Surviving Entity or Parent for any reason, they shall be canceled and exchanged as provided in this Article III.

3.5 No Liability. None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:

(a) at the election of the Company or Parent on or after January 31, 2006 (the “Termination Date”), if the Merger shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder, and provided further that the Termination Date may be extended by the Company for sixty (60) days if only the conditions to Closing set forth in Sections 8.1(d) and 8.2(d) remain unsatisfied or unwaived at the Termination Date;

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); or

(d) by either Parent or Merger Sub, on the one hand, or the Company, on the other hand, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 8.1(a) or (b) (in the case of a breach by the Company) or Section 8.2(a) or (b) (in the case of a breach by Parent or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach.

4.2 Procedure Upon Termination. In the event of termination by Parent or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

4.3 Effect of Termination. (a) In the event that this Agreement is validly terminated in accordance with Section 4.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, the Company or Merger Sub; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement.

(b) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.3 shall relieve the Company or Parent of their obligations under the Confidentiality Agreement. If this Agreement is terminated in accordance with Section 4.1, Parent agrees that the prohibition in the Confidentiality Agreement restricting Parent’s ability to solicit any employee of the Company or any of its Subsidiaries to join the employ of Parent or any if its Affiliates shall be extended to a period of three (3) years from the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a) and other than Contracts that have been terminated prior to the date hereof without Liability to the Company or any Subsidiary, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of formation and the LLC Agreement of the Company or comparable organizational documents of any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, accelerations, terminations, cancellations, or Liens that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding notifications for the purpose of competition reviews), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

5.4 Capitalization.

(a) The authorized Common Units of the Company consist of 5,000,000 Common Units. and the authorized Preferred Units of the Company consist of 2,000,000 Preferred Units, 1,000,000 of which have been designated as Series B Preferred Units and 1,000,000 of which have been designated as Series C Preferred Units. As of the date hereof, there are (i) 2,332,726.45 Common Units issued and outstanding, (ii) 800,000.01 Series B Preferred Units issued and outstanding and (iii) 332,726.44 Series C Preferred Units issued and outstanding. A list of all Common Unitholders and Preferred Unitholders of the Company together with the address and number of Common Units or Preferred Units held by each Common Unitholder or Preferred Unitholder, as applicable, is set forth on Schedule 5.4(a). All of the issued and outstanding Common Units and Preferred Units were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) Except as set forth on Schedule 5.4(b), (i) there is no option, profits interest, warrant, call, right or Contract to which the Company is a party or subject requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any units of membership interest of the Company, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase units of membership interest of the Company and (ii) no Subsidiary is a party or subject to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of or other equity interest in such Subsidiary.

5.5 Subsidiaries.

(a) Schedule 5.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is organized, the jurisdictions, if any, in which it is qualified to do business, the number and class of equity interests thereof duly issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization and is duly qualified or authorized to do business as an entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite entity power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The outstanding equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such equity interests represented as being owned, directly or indirectly, by the Company are so owned free and clear of any and all Liens, except as set forth on Schedule 5.5(b). There is no option, warrant, call, right or Contract to which any Subsidiary is a party or subject requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance of any equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of any Subsidiary. No Subsidiary is a party or subject to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of or other equity interest in such Subsidiary. Except as set forth on Schedule 5.5(b) and except for the Subsidiaries, neither the Company nor any Subsidiary has any investment, whether in equity or debt, in any other Person.

5.6 Financial Statements.

(a) The Company has made available to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2004 and 2003 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at October 2, 2005 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as disclosed in Schedule 5.6, each of the Financial Statements has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at October 2, 2005 is referred to as the “Balance Sheet” and October 2, 2005 is referred to as the “Balance Sheet Date”.

(b) The Indebtedness described on Schedule 1.1(b) represents all of the outstanding secured Indebtedness of the Company. The Company acknowledges and agrees that, within three (3) weeks of the date hereof, the Company shall prepare and deliver to Parent a list of the documents relating to the Indebtedness listed on Schedule 1.1(b).

5.7 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that has had or reasonably would be expected to have a Material Adverse Effect, and (iii) neither the Company nor any Subsidiary has taken any action that, if taken after the date hereof without Parent’s prior written consent, would constitute a breach of Section 7.2.

5.8 Taxes. Except as set forth on Schedule 5.8:

(a) All material Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries with any Taxing Authority have been duly filed. All material Taxes (whether or not shown on any Tax Return) due and payable by the Company and each of its Subsidiaries have been paid, and the provisions in the Financial Statements for current Taxes of the Company and each of its Subsidiaries that are not yet due and payable are sufficient for all unpaid Taxes of the Company and each of its Subsidiaries. To the Knowledge of the Company, each significant Unitholder has reported and paid all Taxes shown on any Form K-1 or equivalent form delivered to such Unitholder with respect to the Company and each of its Subsidiaries for any taxable year or portion thereof that any such entity has been a partnership within the meaning of Section 7701 of the Code.

(b) Since its organization, the Company has all times been treated as a partnership or as a disregarded entity for U.S. federal income tax purposes. Schedule 5.8(b) lists (i) the name of each of the Subsidiaries of the Company, (ii) the current status of each such Subsidiary as either (A) a partnership within the meaning of Section 701 of the Code, (B) an S corporation within the meaning of Section 1361(a)(1) of the Code, (C) an entity disregarded as separate from its owner, for purposes of Treas. Reg. Sec. 301.7701-3, or (D) a corporation for U.S. federal income tax purposes, and (iii) the date that such Subsidiary acquired the status set forth as in (ii). The Company is not and has never been a publicly traded partnership within the meaning of Section 7704 of the Code. No election has been made for the Company to be taxed as a corporation for U.S. federal income tax purposes.

(c) Neither the Company nor any of its Subsidiaries is a party to any current agreement extending the time within which to file any Tax Return. No written claim has been made since 1999 by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that any such Person is or may be subject to taxation by that jurisdiction.

(d) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. None of the Company or any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.

(e) Since 1999, no issues have been raised in writing in any income Tax examination by any Taxing Authority with respect to income Taxes of the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period so examined. No material Tax Returns of the Company or any of its Subsidiaries currently are the subject of audit or, pursuant to notification of a pending audit or otherwise, are expected to be audited. The Company has made available all federal, and material state, local, and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2001. Schedule 5.8(e) (i) indicates those Tax Returns that have been audited, and (ii) indicates those Tax Returns that currently are the subject of audit.

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has received any written ruling of a Taxing Authority related to material Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

(g) None of the assets of the Company or any of its Subsidiaries constitute tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries are a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code.

(h) The pre-closing reorganization described on Schedule 7.2 will not result in a material liability for Taxes for the Company or any of its Subsidiaries.

5.9 Real Property.

(a) Schedule 5.9 sets forth a true and complete list of (i) all surface interests in real property and all other material real property owned in fee by the Company and its Subsidiaries (all such real property, together with improvements thereon, appurtenances relating thereto and other interests in real property owned in fee used in the business of the Company and the Subsidiaries is referred to herein as individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases of real property by the Company or a Subsidiary as a tenant involving annual payments in excess of $50,000 (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). The Company and its Subsidiaries, as applicable, have good and valid fee title to the Owned Properties, free and clear of all material Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.9 and (B) Permitted Exceptions. The Company and its Subsidiaries, as applicable, have good and valid title to the Real Property Leases, free and clear of all material Liens of any nature whatsoever except (A) Liens set forth on Schedule 5.9 and (B) Permitted Exceptions. True and complete copies of the Real Property Leases including all amendments thereto have been made available to Parent by the Company. Except as set forth on Schedule 5.9, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto is or (with notice or lapse of time, or both) would be in breach of or default under any Real Property Lease.

(b) Each Real Property Lease is a valid and binding contract of the Company or a Subsidiary, enforceable against each party thereto in accordance with its terms, is in full force and effect and creates valid leasehold interests in the applicable Leased Property. Except as otherwise would not reasonably be expected to result in a Material Adverse Effect and except as otherwise set forth on Schedule 5.12(a)(i), each Real Property Lease was negotiated at arms’ length and the landlord and tenant thereunder are not Affiliates of each other. Except as otherwise would not reasonably be expected to result in a Material Adverse Effect, each Real Property Lease constitutes the only agreement between the applicable landlord and tenant with respect to the applicable Leased Property. Except as otherwise would not reasonably be expected to result in a Material Adverse Effect, no landlord or tenant under any Real Property Lease has exercised any right to (i) cancel such Real Property Lease or shorten or lengthen the term thereof, (ii) lease additional real property, (iii) reduce, relocate or expand the applicable Leased Property or (iv) purchase any real property.

5.10 Tangible Personal Property Leases; Tangible Personal Property. Schedule 5.10 sets forth all leases of personal property by the Company or a Subsidiary (“Personal Property Leases”) involving annual payments in excess of $50,000, other than any Personal Property Leases that have been terminated or will expire by their terms before or upon the Closing. The Company or a Subsidiary has good and valid title to all material assets reflected as owned by it on the Balance Sheet or thereafter acquired, other than those disposed of since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens, except as set forth on Schedule 5.10.

5.11 Intellectual Property.

(a) Except as set forth on Schedule 5.11(a), the Company and its Subsidiaries own or have valid rights to use all Intellectual Property necessary to operate their respective businesses as currently conducted. Except as set forth on Schedule 5.11(a), there are no pending or, to the Knowledge of the Company, threatened claims that (i) the Company or its Subsidiaries is in violation of, infringing upon, diluting or misappropriating any Intellectual Property rights of any third Person or (ii) challenge the validity, enforceability or ownership of any Intellectual Property owned by the Company or its Subsidiaries. Except for any rights granted by the Company to dealers in the Ordinary Course of Business relating to the use of Company trademarks, no other Person has any rights to any of the Intellectual Property owned by the Company or its Subsidiaries. To the Knowledge of the Company, no third Person is infringing, violating, diluting, or misappropriating any of the Intellectual Property owned by the Company or its Subsidiaries.

(b) Schedule 5.11(b) lists an accurate and complete list of all registrations and applications for registration of patents, trademarks, service marks, copyrights and Internet domain names owned by the Company or any Subsidiary throughout the world, including the jurisdiction and owner of each application or registration.

(c) The Company and its Subsidiaries have taken all reasonable measures, consistent with practices in the industry in which the Company and its Subsidiaries operate, to maintain and protect the proprietary nature of material Intellectual Property owned by it, and to maintain in confidence all confidential and proprietary information that it owns or uses that is material to the businesses of the Company and its Subsidiaries as currently conducted.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, other than Contracts that have been terminated prior to the date hereof without Liability to the Company or a Subsidiary (collectively, the “Material Contracts”):

(i) Contracts with any Unitholder, any current officer or director of the Company or any of its Subsidiaries or any Affiliate of the Company or any Subsidiary (other than a Subsidiary), other than employee benefit arrangements that are the subject matter of Section 5.13;

(ii) Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(iii) Contracts for the sale of any of the assets of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business, for consideration in excess of $1,000,000;

(iv) Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the equity of any other Person, in each case for consideration in excess of $5,000,000;

(v) Contracts relating to the incurrence of Indebtedness (other than to or for the benefit of the Company or any of its Subsidiaries) or the making of any loans or any guaranty thereof (other than a guaranty of obligations of the Company or any of its Subsidiaries), in each case involving amounts in excess of $500,000;

(vi) except for Real Property Leases, Personal Property Leases and any Company Benefit Plan, any Contracts, including grocery or supply agreements, that involve the expenditure of more than $10,000,000 annually that are not terminable by the Company or a Subsidiary without penalty on notice of one hundred and eighty (180) days’ or less;

(vii) stockholders, joint venture, partnership, limited liability and similar Contracts (other than any such agreements to which the only parties are the Company or any of its Subsidiaries);

(viii) Contracts that limit the freedom of the Company or any of its Subsidiaries to compete in any line of business, with any Person or in any geographical area or which could so limit the freedom of the Company or any Subsidiary so to compete after the Effective Time;

(ix) confidentiality Contracts, other than those entered into in the Ordinary Course of Business; and

(x) license Contracts for material Intellectual Property owned or used by the Company or any of its Subsidiaries (excluding license Contracts for “off the shelf” commercially available Software used pursuant to “shrink wrap” or “click through” agreements for a license fee of no more than $10,000).

(b) The Company has made available to Parent true and complete copies of each Material Contract, including all amendments, waivers and modifications thereto. Except as set forth on Schedule 5.12(b), each Material Contract is a valid and binding Contract of the Company or a Subsidiary, is in full force and effect in accordance with its terms, and neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is or (with notice or lapse of time, or both) would be in breach or default under any Material Contract, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

5.13 Employee Benefits Plans.

(a) Schedule 5.13(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other employee plan, employment, retention or severance agreement or other plan, program or arrangement providing health, life, retirement, disability, vacation, paid time off, stock option, equity, incentive, bonus or other benefits, whether for the benefit of a single individual or more than one individual maintained or contributed to by the Company or any Subsidiary for the benefit of any current or former employee of the Company or any Subsidiary or to which the Company or any Subsidiary has any liability (contingent or otherwise) (each, a “Company Benefit Plan”). The Company has made available to Parent correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the most recent annual report required to be filed with the IRS with respect to any Company Benefit Plan, if applicable, and (iv) the most recent actuarial valuation of each Company Benefit Plan, if applicable. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all of the Company Benefit Plans are in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws with respect to employee benefit matters. None of the Company Benefit Plans are subject to Section 412 of the Code or Section 302 or Title IV of ERISA or are a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(b) (i) Each Company Benefit Plan that is an “employee pension plan” (as defined in Section 3(3) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) has received a favorable determination letter from the IRS and has during the past six (6) years (or, if shorter, since the applicable plan’s inception) been so qualified, and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received by the Company with respect to each Company Pension Plan as well as a copy of each pending application for a determination letter, if any.

(c) All contributions, premiums, and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made.

(d) There are no pending, or to the Knowledge of the Company, threatened, actions, investigations, suits, proceedings, hearings or claims relating to or arising from the Company Benefit Plans or with respect to the assets thereof (other than routine claims for benefits) and, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to any such action, suit or claim, other than those actions, suits or claims that, in each case, would not reasonably be expected to result in any material liability to the Company or its Subsidiaries.

(e) No direct or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA with respect to any Company Benefit Plan or with respect to any other employee benefit plan presently or heretofore maintained or contributed to by the Company or any Subsidiary or any trade or business (whether or not incorporated) which is or in the previous six years was, a member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) with the Company or any Subsidiary, or any predecessor of any of the foregoing.

(f) No Company Benefit Plan provides for health benefit coverage or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state laws requiring continuation of benefits coverage following termination of employment.

(g) Except as set forth on Schedule 5.13(g), no benefit under any Company Benefit Plan, including any severance or parachute payment plan or agreement,

will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with another event (e.g., termination of employment). Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Benefit Plan.

(h) Each individual that renders services to the Company or any Subsidiary who is classified by the Company or by such Subsidiary, as applicable, as having the status of (i) an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans), or (ii) an exempt employee for Fair Labor Standards Act and other purposes, is properly so classified.

(i) Neither the Company nor any Subsidiary has incurred any material liability for any tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

5.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement. There is no union organization activity involving any of the employees of the Company or its Subsidiaries pending, or to the Knowledge of the Company, threatened.

(b) Except as set forth on Schedule 5.14(b), there are no (i) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) The Company and its Subsidiaries are in compliance with all applicable Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

5.15 Litigation. Except as set forth on Schedule 5.15, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any Governmental Body, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. The Company is not subject to any Order except to the extent the same would not reasonably be expected to have a Material Adverse Effect.

5.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.16, the Company and its Subsidiaries are, and since December 30, 2003 have been, in compliance with all Laws of any Governmental Body applicable to their respective businesses or operations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any such Laws, except where such violation has been cured or would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries have all Permits that are necessary to operate their respective businesses as currently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation is no longer continuing and has been cured or would not reasonably be expected to have a Material Adverse Effect.

5.17 Environmental Matters. The representations and warranties contained in this Section 5.17 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental matters, including any Permits and any other matter arising under any Environmental Laws. Except as set forth on Schedule 5.17 hereto and except as otherwise would not reasonably be expected to result in a Material Adverse Effect:

(a) the operations of the Company and each of its Subsidiaries are and since December 30, 2003 have been in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws (“Environmental Permits”);

(b) the Company and each of its Subsidiaries has obtained all material Environmental Permits necessary to operate its business as currently conducted and since December 30, 2003 has held such material Environmental Permits, and such material Environmental Permits are in good standing;

(c) neither the Company nor any of its Subsidiaries is the subject of any outstanding Order with any Governmental Body respecting the presence or any Release of a Hazardous Material or any violation of Environmental Laws;

(d) neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law which is outstanding as of the date hereof;

(e) to the Knowledge of the Company, there are no investigations by a Governmental Body of the businesses of the Company or any of its Subsidiaries, or any currently or formerly owned, operated or leased property of any of the Company or any of its Subsidiaries or any of their respective predecessors pending or threatened in writing;

(f) no releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could result in liability under Environmental Laws to the Company or its Subsidiaries;

(g) neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any predecessors of the Company or their Subsidiaries has received written notice that it is liable or could potentially be liable at any off-site location where such entities transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material; and

(h) neither the Company nor its Subsidiaries has, either expressly or by operation of law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other Person, arising under or relating to Environmental Laws, including any obligation for investigation, correction or remedial action.

5.18 Financial Advisors. Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from Parent in respect thereof.

5.19 Required Vote. Except for the affirmative vote of requisite Unitholders which has been obtained prior to the execution and delivery of this Agreement, the written consent evidencing which is being delivered to Parent pursuant to Section 7.12, there is no vote of any holders of any class or series of equity interests in the Company required to approve or authorize this Agreement, the Merger or the other transactions contemplated hereby.

5.20 Insurance. Schedule 5.20 sets forth a true and complete list of each policy of insurance maintained by the Company and its Subsidiaries. All such material policies of insurance are in full force and effect. Neither the Company nor any Subsidiary has: (a) received any notice that any insurer under any such policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause, except in the case of environmental policies; or (b) assigned, pledged or transferred any of its rights under such policy, except to lenders.

5.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto as supplemented or amended), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent regarding the probable success or profitability of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that:

6.1 Organization and Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Parent will take all steps necessary and appropriate to be treated for Tax purposes as a “partnership” and not as an “association” taxable as a corporation.

6.2 Authorization of Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Parent Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and Merger Sub. This Agreement has been, and each of the Parent Documents will be at or prior to the Closing, duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3(a) hereto, none of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub under, any provision of (i) the organizational documents of Parent or Merger Sub; (ii) any Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, acceleration, terminations, cancellations, or Liens that would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents, the compliance by Parent with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding notifications for the purpose of competition reviews), (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions hereby. Neither Parent nor Merger Sub is subject to any Order except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Parent and Merger Sub have delivered to the Company true and complete copies of the Debt Commitment Letters and the equity commitment letter dated as of the date hereof (together with the Debt Commitment Letters, the “Commitment Letters”) from Wellspring Capital Partners III, LP to Parent. None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect. Assuming funding of the commitments set forth in the Debt Commitment Letters and the consummation of the Sale/Leaseback Transaction, at the Closing, Parent and Merger Sub (i) will have sufficient funds available to fund the Merger Consideration and any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and all Parent Documents, and (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and all Parent Documents.

6.7 No Prior Activities. Except for obligations incurred in connection with its formation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

6.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Schedules hereto as supplemented or amended), upon which Parent and Merger Sub are entitled fully to rely. Any claims Parent or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article V (as modified by the Schedules hereto as supplemented or amended). Parent and Merger Sub further represent that none of the Company or any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective representatives or Parent’s or Merger Sub’s use of, any such information.

6.9 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the veracity of the representations and warranties of the Company set forth in Article V, the Surviving Entity and each of its Subsidiaries shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Entity, means that, as of any date of determination (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Entity will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Entity will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent”, (A) ”debt” means liability on a “claim”; and (B) ”claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (ii) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Entity (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

ARTICLE VII

COVENANTS

7.1 Access to Information. Prior to the Closing Date, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records at its own expense. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to, cooperate with Parent and Parent’s representatives in connection with such investigation and examination, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, however, that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable request. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, (i) Parent shall not contact any suppliers to, or customers of, the Company or any Subsidiary or their respective Affiliates, and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise set forth in this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to:

(i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and

(ii) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and its Subsidiaries.

(b) Except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the equity interests in the Company or repurchase, redeem or otherwise acquire any outstanding units of membership interest or other ownership interests in, the Company or any of its Subsidiaries;

(ii) issue or sell any equity interest or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of the Company or any of its Subsidiaries;

(iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;

(iv) amend the certificate of formation or LLC Agreement or comparable organizational documents of the Company or any of its Subsidiaries, or the terms of any equity security;

(v) other than as required by Law, (A) increase the annual level of compensation of any executive officer of the Company or any of its Subsidiaries, (B) other than in the Ordinary Course of Business, grant any bonus, benefit or other direct or indirect compensation to any executive officer, (C) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the executive officers of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving an executive officer of the Company or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Benefit Plans;

(vi) acquire in one or more transactions any material properties or assets with a value greater than $5,000,000 in the aggregate, or sell, assign, license, transfer, convey, lease or otherwise dispose of in one or more transactions any of the material properties or assets of the Company or any of its Subsidiaries with a value greater than $5,000,000 in the aggregate;

(vii) cancel or compromise any material debt or claim of the Company or its Subsidiaries;

(viii) make an election to be treated as a corporation for U.S. federal income tax purposes, make any other material Tax election, change its method of Tax accounting or settle any claim for material Taxes;

(ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person; or

(x) grant or permit any Liens (except Permitted Exceptions) on any assets of the Company or any Subsidiary other than pursuant to any refinancing or similar transaction with respect to existing Indebtedness;

(xi) materially amend or waive, terminate or extend, or exercise any material option or give any material consent under, any Real Property Lease other than in the Ordinary Course of Business or any Material Contract referred to in Sections 5.12(a)(i), (ii), (vi), (vii) and (viii) hereof, except for the modification of the Contract described on Schedule 5.12(a)(vi)(a);

(xii) incur or assume any indebtedness or make any loan to any Person, except for any of the following made in the Ordinary Course of Business: drawdowns under existing financing arrangements, dealer loans or the extension of credit evidenced by accounts receivable, purchase money security interests and accounts payable;

(xiii) other than as required by GAAP, revalue in any material respect any of the assets of the Company or any Subsidiary, including any material write-off of notes or accounts receivable;

(xiv) other than as required by GAAP, make any change in any method of accounting or accounting practice;

(xv) fail to pay when due any material obligation;

(xvi) enter into any Material Contract; or

(xvii) agree to do anything prohibited by this Section 7.2(b).

(c) Pre-Closing Reorganization. Prior to the Closing, the Company shall effect the pre-closing reorganization described on Schedule 7.2.

7.3 Consents. The Company shall use (and the Company shall cause its Subsidiaries to use) their commercially reasonable efforts to cooperate with Parent, at Parent’s request, in endeavoring to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(b) and 6.3(b) hereof (or the Schedules thereto); provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

7.4 Regulatory Approvals.

(a) Subject to the terms and conditions herein provided, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties shall cooperate with one another and use all commercially reasonable efforts to prepare all necessary documentation (including furnishing all information required under the Competition Laws to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 7.4. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.4, the parties hereto shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) as promptly as practicable, but in no event later than five (5) Business Days after the date hereof for filings required under the HSR Act and fifteen (15) Business Days after the date hereof for all other filings, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews).

(d) Further, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement under any Competition Law. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Competition Law, each of parties hereto shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent and the Company agree to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Competition Laws that may be asserted by any Governmental Antitrust Entity, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

7.5 Further Assurances. Each of Parent and the Company shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In addition, each of Parent and Merger Sub shall supply the Company with all information necessary for the Company to comply with Permits from and after the Closing Date.

7.6 Confidentiality. Parent and Merger Sub acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between the Company and Wellspring Capital Management, LLC dated July 20, 2005 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

7.7 Indemnification, Exculpation and Insurance.

(a) From and after the Closing Date, Parent shall, and shall cause the Surviving Entity to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, managers or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Closing Date. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of formation of the Company or LLC Agreement or comparable organizational documents of any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries (which agreements and arrangements are set forth in Schedule 7.7) shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Parent shall, or shall cause the Surviving Entity to, pay or reimburse any expenses of any Indemnitee under this Section 7.7, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced delivers to the Surviving Entity a written affirmation of such person’s good faith belief that it has met the standard of conduct necessary for indemnification under applicable Law and a written undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Closing Date, shall cause (i) the organizational documents of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, managers and officers and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by-laws of the Company and (ii) the certificate of incorporation and by-laws or comparable organizational documents of each Subsidiary of Parent to contain the current provisions regarding indemnification of directors, managers and officers which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(c) Each of Parent and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any litigation, claim or proceeding and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The Surviving Entity shall provide or maintain in effect for six (6) years from the Effective Time, directors’, managers’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’, managers’ and officers’ and corporate liability insurance policy or policies provided for directors, managers and officers of the Company and its Subsidiaries as of the date hereof (the “Existing Policy”) on terms (other than with respect to minimum aggregate limits of liability for directors’, managers’ and officers’ and corporate liability insurance coverage) comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’, managers’ and officers’ and corporate liability insurance coverage for directors, managers and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than those customary for such type of insurance coverage; provided, however, that the Surviving Entity shall not be required to pay any premium for such coverage over and above what would be applicable for coverage that did not include former directors, managers and officers on a “claims made” basis.

(e) The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(f) In the event that Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume all of the obligations thereof set forth in this Section 7.7.

(g) The obligations of Parent and the Surviving Entity under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

7.8 Preservation of Records and Cooperation. Each party hereto shall provide to each of the other parties hereto such cooperation and information as any of them reasonably may request relating to Taxes. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Company or any of its Subsidiaries for the Tax period first ending after the

Closing Date and for all prior Tax periods until the later of (a) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (b) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them; provided, that such party shall give to the other party ninety (90) days’ prior written notice prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

7.9 Publicity.

(a) None of the Company, Merger Sub or Parent shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Company or Parent, as applicable, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b) Each of Parent, Merger Sub and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Parent and the Company, as applicable, agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party may request.

7.10 Employment and Employee Benefits.

(a) Employees. Parent acknowledges and agrees that the employment of the Continuing Employees will not terminate solely by reason of the Closing.

(b) Benefits.

(i) Except as otherwise contemplated by this Agreement, for a period of two (2) years after the Closing Date, or such longer period of time required by applicable Law, Parent shall cause to be maintained the Company Benefit Plans (other than equity compensation plans), for each of the Continuing Employees while actually employed as in effect at the Closing Date or shall otherwise provide such employees with compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay, but excluding equity compensation) and employee benefits substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to Closing.

(ii) For purposes of eligibility and vesting (but not benefit accrual, except in the case of vacation and sick leave which shall continue post-Closing) under the employee benefit plans of Parent or the Surviving Entity providing benefits to Continuing Employees (the “Parent Plans”), Parent and the Surviving Entity shall credit each Continuing Employee with his or her years of service with such Company, its Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan. The Parent Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Parent Plans.

(iii) Parent shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each Continuing Employee or any person related to such Continuing Employee who is a “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing.

(iv) Nothing in this Section 7.10, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.10, expressed or implied, shall be construed to prevent Parent or its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Parent or its Affiliates may establish or maintain.

7.11 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising after the delivery of the Schedules on the date hereof pursuant to this Agreement; provided, however, that such supplements or amendments to the Schedules shall not be deemed to amend or otherwise modify the Schedules delivered on the date hereof or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder; provided, however, if the Closing shall occur, then Parent and Merger Sub shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

7.12 Unitholder Approval. The Company is delivering to Parent concurrently with the execution and delivery of this Agreement, a written consent,

executed by (i) the Common Unitholders holding at least 50% of the issued and outstanding Common Units, (ii) the Series B Preferred Unitholders holding at least 50% of the issued and outstanding Series B Preferred Units and (iii) the Series C Preferred Unitholders holding at least 50% of the issued and outstanding Series C Preferred Units, in each case authorizing and approving this Agreement, the Merger and the other transactions contemplated hereby.

7.13 Tax Matters.

(a) Preparation of Tax Returns; Payment of Taxes. For the avoidance of doubt, following the Closing the Company shall file, or cause to be filed, all Tax Returns required to be filed by or on behalf of the Company and/or any of its Subsidiaries, and shall pay or cause to be paid any and all Taxes due with respect to such returns, except for income taxes payable under applicable Tax law by the members of the Company (that had such status prior to the Closing Date) in their capacities as members of the Company. In the case of any such Tax Return that could have an impact on any of the Unitholders, the Company shall provide the Unitholder Representative with a copy of such completed Tax Return at least twenty (20) days prior to the filing date, and the Unitholder Representative shall be provided an opportunity to review such Tax Return and supporting work papers and schedules prior to the filing of such Tax Return. No such Tax Return shall be filed without the consent of the Unitholder Representative, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, including the previous sentence, it is understood that the Company shall (i) determine whether the Company and any of its Subsidiaries will make an election under Section 754 of the Code for any period, (ii) make any determinations as to the fair market value of assets of the Company and any of its Subsidiaries as of the Closing Date for purposes of the Tax Returns of the Company and any of its Subsidiaries, including those related to any election under Section 754 of the Code and any allocations of taxable income in accordance with Section 704(c) of the Code and the principles thereunder, which determinations shall require the consent of the Unitholder Representative, not to be unreasonably withheld; provided, however, that the failure of the Unitholders Representative to consent to remedial or curative allocations shall always be considered reasonable, (iii) take any actions so that the Company and each of its Subsidiaries allocate Taxes between the Pre-Closing Period and the Post-Closing Period by closing the books as of the Closing Date, without using any pro-ration of income and losses or any similar method and (iv) make any determination as to whether the Merger, together with other transactions contemplated by this Agreement, constitutes a merger or consolidation within the meaning of Treasury Regulation Section 1.708-1(c), and if so the form to be adopted for such merger or consolidation for U.S. federal income tax purposes, which determination shall require the consent of the Unitholder Representative, not to be unreasonably withheld.

(b) Tax Audits. If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) with respect to any Tax or any Tax Return that could have an impact on any of the Unitholders shall be received by the Company, Parent, or their respective Affiliates (a “Notified Party”), the Notified Party shall notify the Unitholder

Representative in writing of such Tax Claim. The Unitholder Representative shall have the right to represent the interests of the Company or any Subsidiary in any such Tax Claim, and to employ counsel of its choice at its expense; provided, however, that if such Tax Claim involves an issue that could adversely affect Parent, the Company, or any of their respective Affiliates, then (i) Parent and the Unitholder Representative shall jointly control the defense and settlement of any such Tax Claim at each party’s own expense, and (ii) there shall be no settlement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding any other provision in this Section 7.13(b), the Company shall control the defense and settlement of any Tax Claim to the extent it relates to the matters controlled by the Company pursuant to the last sentence of Section 7.13(a), other than Tax Claims related to the determinations described in clause (ii) thereof, which shall be governed by the previous sentence of this Section 7.13(b).

(c) Section 1445 Withholding. In respect of any payment made hereunder, Parent shall effect any withholding required under Section 1445 of the Code, unless and except to the extent that Parent is provided with certification exempting, in whole or in part, such payment from withholding under said Section 1445.

7.14 Cooperation with Financing.

(a) Parent and Merger Sub shall use their commercially reasonable efforts to arrange the financing transactions that are described in the Debt Commitment Letters on the terms and conditions described in the Debt Commitment Letters, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto and (ii) to satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their control.

(b) In order to assist with effecting the Financing Transactions (or any alternative financing transactions that may be proposed by Parent and agreed to by the Company), the Company shall, and the Company shall cause its Subsidiaries to, use commercially reasonable efforts to provide such assistance and cooperation as Parent and its Affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum, rating agency presentation or similar document, delivering such financial statements that comply with Regulation S-X under the Securities Act of 1933 and other financial data, reports of auditors, and comfort letters as may be required in connection therewith, assisting in the preparation of pro formas, cooperating with initial purchasers or placements agents, making senior management of the Company reasonably available for “drafting” sessions in respect of offering materials, customary “roadshow” presentations, cooperation with prospective lenders in performing their due diligence, making available personnel and information in connection with the preparation of credit documents and schedules thereto and cooperation with respect to obtaining customary security documents. In addition, the Company will reasonably cooperate to execute or cause its applicable Subsidiaries to execute necessary documentation to effect the Sale/Leaseback Transaction.

7.15 Rollover Transaction. Parent shall use reasonable best efforts to consummate the Rollover Transaction on the terms set forth in the Rollover Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and on and as of such earlier date); provided, however, that in the event of a breach or untruth of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches or untruths taken together result in a Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act and other Competition Laws shall have expired or early termination shall have been granted;

(e) since the date hereof, there shall not have been any change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect;

(f) Parent shall have received each of the consents and approvals, and copies of the notices, described in Schedule 8.1(f), each such consent, approval or notice (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect;

(g) Parent shall have received pay-off letters in customary form (including authorizations to file UCC-3s reflecting the termination of security interests in the underlying security) from each of the lenders described in Schedule 1.1(b);

(h) the Employment Agreement dated as of the date hereof between the Company and Sam L. Susser shall be in full force and effect;

(i) the Amended and Restated Limited Liability Company Agreement of Parent in substantially the form attached hereto as Exhibit B (the “New Parent LLC Agreement”) shall have been executed and delivered by each of the Rollover Holders;

(j) the Rollover Transaction shall have been effected; and

(k) Parent shall have received evidence that the Company and any of its Subsidiaries have terminated any tax sharing agreement to which they were a party, such that the Company and any of its Subsidiaries will not have any obligations under such agreements after the Closing.

8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Parent and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the date hereof and on and as of such earlier date); provided, however, that in the event of a breach or untruth of a representation or warranty, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches or untruths taken together result in a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date;

(c) there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act and other Competition Laws shall have expired or early termination shall have been granted;

(e) each of the Sponsor Parties (as defined therein) shall have executed and delivered the New Parent LLC Agreement; and

(f) the Rollover Transaction shall have been effected.

8.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX

LIMITATION OF REMEDIES

9.1 Limitations of Representations and Warranties. The representations and warranties of the parties made herein or in any other agreement delivered pursuant to this Agreement shall terminate upon (and shall not survive) the Closing Date.

9.2 Exclusive Remedies. Parent’s and Merger Sub’s sole and exclusive remedy (i) for a breach of any representation or warranty made by the Company herein or in any document delivered pursuant hereto, or (ii) for a breach of any covenant made by the Company herein or in any document delivered pursuant hereto and required to be performed by the Company on or prior to the Closing Date, shall, in either case, be limited to Parent’s and Merger Sub’s right to terminate this Agreement pursuant to and to the extent permitted by Section 4.1 and the exercise of any contractual remedies against the Company available in accordance with Section 4.3, and Parent hereby waives and releases the Company from any and all other claims causes of action (whether by statute or in contract or tort) that may be based upon, arise out of, or relate to such breaches.

9.3 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no party shall, in any event, be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party.

ARTICLE X

MISCELLANEOUS

10.1 Exclusivity of Agreement. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contract remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

10.2 Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Parent.

10.3 Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.4 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive personal jurisdiction of the Delaware Court of Chancery over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

10.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Susser Holdings, L.L.C.

c/o Wilmington Trust SP Services, Inc.

1105 North Market Street

Suite 1300

Wilmington, DE 19801

Facsimile: (302) 427-7663

Attention: Sam L. Susser

With a copy (which shall not constitute notice) to:

E.V. Bonner

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Facsimile: (361) 880-8149

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Facsimile: (214) 746-7777

Attention: Glenn D. West, Esq. and R. Jay Tabor, Esq.

If to Parent or Merger Sub, to:

Stripes Holdings LLC or Stripes Acquisition LLC

c/o Wellspring Capital Management LLC

Lever House

390 Park Avenue, 5th Floor

New York, New York 10022

Facsimile: (212) 318-9810

Attention: William F. Dawson

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Facsimile: (212) 309-6001

Attention: David W. Pollak

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as contemplated by Section 7.7 and Section 10.10. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent or Merger Sub, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any such assignee unless the context otherwise requires.

10.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

10.12 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Weil, Gotshal & Manges LLP may serve as counsel to each and any Unitholder and their respective Affiliates (individually and collectively, the “Unitholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Weil, Gotshal & Manges LLP (or any successor) may serve as counsel to the Unitholder Group or any director, member, partner, officer, employee or Affiliate of the Unitholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

STRIPES HOLDINGS LLC

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	Manager

STRIPES ACQUISITION LLC

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	Manager

COMPANY: SUSSER HOLDINGS, L.L.C.

By:	/s/ Sam L. Susser
Name:	Sam L. Susser
Title:	President and CEO